Exhibit 99

EMC INSURANCE GROUP INC. RELEASES 2011 FIRST QUARTER OPERATING LOSS ESTIMATE, REVISES 2011 OPERATING INCOME GUIDANCE AND ANNOUNCES FIRST QUARTER EARNINGS CALL/WEBCAST ACCESS INFORMATION

DES MOINES, Iowa (April 26, 2011) – EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that first quarter 2011 operating results  will be negatively impacted by a high level of catastrophe and storm losses and a significant decline in the amount of favorable development experienced on prior years’ reserves.  Based on current information, management anticipates that the Company will report a first quarter 2011 operating loss1 in the range of $0.05 per share to $0.01 per share.

Catastrophe and storm losses are expected to approximate $0.47 per share after tax, compared to $0.17 per share after tax in the first quarter of 2010. Catastrophe and storm losses increased significantly in the reinsurance segment in the first quarter of 2011 due to the Japan earthquake and a high level of roof collapse losses associated with heavy winter snowfalls in the eastern United States.  Catastrophe and storm losses were also up in the property and casualty insurance segment due to snow-related claims.

Management anticipates that favorable development on prior years’ reserves will approximate $0.15 per share after tax in the first quarter of 2011, compared to $1.06 per share after tax in the first quarter of 2010.  The property and casualty insurance segment continued to experience favorable development on prior years’ reserves, but the amount was substantially less than the amount experienced in the first quarter of 2010.  The reinsurance segment experienced adverse development on its prior years’ reserves.

“Our reinsurance business has generated consistently strong results over the past several years,” stated Bruce G. Kelley, President and Chief Executive Officer. “This business, however, has the potential to generate large losses when catastrophic events occur, which is what we experienced in the first quarter. Because of this potential for large losses, we carry reinsurance protection that caps EMC Reinsurance Company’s losses at $3 million per event. If we did not have this protection, our Japan earthquake loss would have been much greater.”

Based on the first quarter’s actual results and projections for the remainder of the year, management has lowered its 2011 operating income guidance from the previous range of $1.90 to $2.15 per share to a revised range of $1.00 to $1.25 per share. The revised guidance is based on a projected GAAP combined ratio of 107.5 percent for the year.

The Company also announced that losses associated with the Mapleton, Iowa tornado and related weather events in Kansas and Oklahoma during April 9th and 10th are currently estimated at approximately $4.8 million, or $0.24 per share after tax.  These losses will be reflected in the Company’s second quarter results.

 The Company will release first quarter earnings before the market opens on May 10, 2011 and will host an earnings call at 11:00 a.m. eastern daylight time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s first quarter 2011 earnings results, as well as its expectations for the remainder of 2011.

TELECONFERENCE: Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through August 1, 2011. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); passcodes (both required for playback) are account no. 286; conference ID no. 370904.

WEBCAST: A webcast of the teleconference can be accessed at the Company’s investor relations page at www.emcins.com/ir.  The archived webcast will be available until August 1, 2011.

TRANSCRIPT: A transcript of the teleconference will also be available on the Company’s website soon after the completion of the teleconference.

ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

FORWARD-LOOKING STATEMENTS:  The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements.  Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	“other-than-temporary” investment impairment losses; and
•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.

¹The Company uses a non-GAAP financial measure called “operating income/loss” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations.  While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss.  The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.